Exhibit 10.15

Supplemental Agreement to Exclusive Business Cooperation Agreement

This Supplemental Agreement to Exclusive Business Cooperation Agreement (this “Agreement”) is made and entered into in Beijing, China on March 26, 2015 by and between:

Party A: Kutianxia (Beijing) Information Technology Limited

Party B: Beijing Secoo Trading Limited (formerly Beijing Secoo Consignment Limited)

The above mentioned parties shall be hereinafter referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS:

The Parties jointly signed an Exclusive Business Cooperation Agreement (the “Original Agreement”) on the date of May 24, 2011 (the “Date of Original Agreement”) whereby Party A agrees to provide Party B with exclusive technical support, consulting and other services during the term and other related matters. Now the Parties agree to make the following supplements and amendments to the Original Agreement through amicable negotiations:

1. Amendments to Exclusive Business Cooperation Agreement

1.1           Article 2 (Calculation and Payment of Service Fee) of the Original Agreement is now amended as:

The Parties agree that, Party A shall issue the bill to Party B quarterly pursuant to the workload and commercial value of its technical service provided to Party B and the price determined by Party A at its sole discretion, and Party B shall pay the corresponding consulting service fee to Party A on the date and in the amount as specified in the bill. Party A has the right at any time to adjust the standard of the consulting service fee in accordance with the quantity and content of its consulting service provided to Party B.

Within fifteen (15) days from the end of each fiscal year, Party B shall provide Party A with the financial statements of the year and all the business records, business contracts and financial information required for preparing the financial statements. If Party A questions the financial information provided by Party B, it may appoint a reputable independent accountant to audit the relevant information, and Party B shall make corresponding assistance.

2. Others

2.1           This Agreement shall come into effect retrospectively from the Date of Original Agreement. The Parties agree and acknowledge that, if any provision of the Original Agreement is in conflict with any terms of this Agreement, the provisions of this Agreement shall prevail; for any matters in respect of which no special arrangement has been made in this Agreement, the Parties shall act in accordance with the provisions of the Original Agreement; the invalidity or unenforceability of any portion or term of this Agreement for any reason whatsoever shall have no prejudice to the validity of the remaining portions or terms of this Agreement.

2.2          Unless otherwise expressly stated in the context, the terms used in this Agreement shall have the same meanings as they are ascribed to in the Original Agreement.

2.3           Any reference made in this Agreement to relevant provisions of the Original Agreement, if the numbering of the provisions has been adjusted, shall refer to the adjusted numbering.

2.4           Any modification or amendment to this Agreement shall be made in writing and become effective only upon the signing of the same by the Parties.

2.5           This Agreement is made in duplicate, with each party holding one copy and the two copies having the same legal effect.

Party A: Kutianxia (Beijing) Information Technology Limited  (Company Seal)

Legal representative or authorized representative:	/s/ SEAL

Party B: Beijing Secoo Trading Limited (Company Seal)

Legal representative or authorized representative:	/s/ SEAL